                                                                    EXHIBIT 11.1

                   THE FAILURE GROUP, INC. AND SUBSIDIARIES

                      STATEMENT REGARDING COMPUTATION OF
                             NET INCOME PER SHARE

 FOR THE QUARTERS AND NINE MONTHS ENDED OCTOBER 3, 1997 AND SEPTEMBER 27, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                        Quarters Ended (1)           Nine Months Ended (1)
                                                    -------------------------      -------------------------
                                                    October 3,  September 27,      October 3,  September 27,
                                                       1997           1996            1997           1996
                                                    ---------      ----------      ----------     ----------
Weighted average shares issued and outstanding-
     Common stock............................          7,305           6,684           7,063          6,600

Common stock equivalents-options and
        awards (2)...........................            288              36              49             --
                                                      ------          ------          ------         ------
Weighted average number of common shares.....          7,593           6,720           7,113          6,600
                                                      ======          ======          ======         ======

Income from continuing operations and before
     extraordinary item......................         $1,262            $385          $3,646         $1,877
Discontinued operations from PLG.............           (155)             10            (144)           110
Extraordinary item (net of taxes of $301)....             --              --              --           (443)
                                                      ------          ------          ------         ------
Net income...................................         $1,107          $  395          $3,502         $1,544
                                                      ======          ======          ======         ======

Income per share from continuing operations
     and before extraordinary item...........         $  .17          $  .06         $   .51         $  .28
Discontinued item per share..................           (.02)                           (.02)           .02
Extraordinary item per share.................             --              --              --           (.07)
                                                      ------          ------          ------         ------
Net income per share.........................         $  .15          $  .06          $  .49         $  .23
                                                      ======          ======          ======         ======

  __________________

  (1) The modified treasury stock method was used as shares obtainable exceeded 20% of the Common Stock outstanding at the end of the period. The assumed reduced interest expense resulting from the application of this method is immaterial.

  (2) The dilutive impact of options and awards determined using the fully-diluted calculation is not materially different from the dilutive impact represented in this statement determined using the primary calculation.